Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Update: Line 6A prepared to restart this Friday

HOUSTON, Sept. 15, 2010 – Enbridge Energy Partners, L.P. (“the Partnership”) (NYSE:EEP) announced today it has completed repairs to Line 6A and is preparing to safely return the pipeline to service Friday morning, Sept. 17.

“We are safely and effectively completing the clean-up and remediation of the spill area so that we can return this busy industrial area of Romeoville back to business as usual,” said Terrance McGill, President of the Partnership. “We’re making very good progress on this front.”

The National Transportation Safety Board is investigating the cause of the leak. Investigators have removed a 12-foot section of the pipeline and will also be taking custody of a section of damaged water main from the leak site. The cause of the leak is not known.

Line 6A is a 34-inch, 670,000 barrel-per-day line transporting light synthetics, heavy and medium crude oil from Superior, Wisconsin, to Griffith, Indiana. It is part of the Partnership’s Lakehead System.

The pipeline was shut down on Sept. 9 due to a leak in an industrial area of Romeoville, Illinois.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

###

Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although the Partnership believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Partnership’s SEC filings. While the Partnership makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, the Partnership assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Terri Larson

(713) 353-6317

Toll free: 1-888-992-0997

Email: terri.larson@enbridge.com

or

Investment Community

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

Email: eep@enbridge.com

Website: www.enbridgeus.com